Exhibit 99.1

PRESS RELEASE

Contact:	Bill Foust	Torben Wetche

	770-569-4203	770-569-4277

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. ANNOUNCES

RETIREMENT AND REPLACEMENT OF CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

Alpharetta, GA, November 11, 2008.  Schweitzer-Mauduit International, Inc. (NYSE: SWM) today announced the retirement of Wayne H. Deitrich, Chairman of the Board and Chief Executive Officer on December 31, 2008 and that Frederic Villoutreix will become Chairman of the Board and Chief Executive Officer on January 1, 2009.

Mr. Deitrich has served as Chairman of the Board  and Chief Executive Officer since the November 30, 1995 spin-off from Kimberly-Clark Corporation.

Mr. Deitrich joined Kimberly-Clark in 1970 and held various operations positions and mill manager assignments as well as managing the commercialization of new products.  Beginning in 1987, he was promoted to positions of increased responsibility including Vice President, North American Pulp and Paper Sector, President of Neenah Paper, President of the Paper Sector, and President of the Specialty Products business units in the U.S. and France.

Mr. K.C. Caldabaugh, Lead Non-Management Director of the Schweitzer-Mauduit Board  of Directors commented, “Mr. Deitrich has been the leader and driving force behind the establishment of Schweitzer-Mauduit as a separate public company and the world’s leading supplier of fine papers to the tobacco industry.  His contribution to the success of Schweitzer-Mauduit has been significant.  Under his leadership the company expanded production, made acquisitions in Brazil, France, Indonesia and the Philippines, and established and constructed its China Joint Venture paper operations.”

In announcing that Frederic Villoutreix has been named to replace him, Mr. Deitrich stated, “Since joining Schweitzer-Mauduit, Frederic has demonstrated that he can successfully manage our operations and is prepared and ready to assume the total leadership of our Company as Chairman of the Board and Chief Executive Officer.”  Also, Mr. Caldabaugh commented, “Frederic’s succession to the position of Chairman of the Board and Chief Executive Officer is the culmination of a succession planning process that commenced with Frederic’s hire in December 2005.  He has the full confidence of the Board of Directors in assuming his new positions.”

Mr. Villoutreix, age 44, joined Schweitzer-Mauduit on December 7, 2005, was elected Chief Operating Officer on February 1, 2006 and served as interim President, French Operations from December 2006 to June 2007.  He was elected to the Board of Directors in June 2007 and relocated to the U.S. in June, 2008.  Previously, he was employed by Compagnie de Saint-Gobain, a leading French multi-national producer and distributor of engineered materials, where he had worked since 1990. Mr. Villoutreix held key management positions in Europe and the United States with Saint-Gobain, including General Manager, World Construction Products and Stone, Luxemburg (2001-2004), and lastly, Vice President, Abrasives Europe and Coated Abrasives World (2004-2005) with 33 operating locations.

Mr. Villoutreix holds a Master’s Degree in Science and Engineering, with a major in Economics from Ecole Polytechnique, Palaiseau, France, and a Ph.D in Engineering and Management from Ecole des Mines, Paris, France.

The Company expects to make a further announcement concerning the Chief Operating Officer position within the near future.

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world’s largest supplier of fine papers to the tobacco industry.  It also manufactures specialty papers for use in other applications.  Schweitzer-Mauduit and its subsidiaries conduct business in over 90 countries and employ 3,200 people worldwide with operations in the United States, France, Brazil, the Philippines, Indonesia, Canada and a joint venture in China.  For further information please visit the Company’s Web site at www.schweitzer-mauduit.com.

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